Exhibit 23.3

Consent of Independent Registered Public Accounting Firm	Grant Thornton LLP 19th Floor, Royal Bank Plaza South Tower 200 Bay Street, Box 55 Toronto, ON M5J 2P9 T +1 416 366 0100 F +1 416 360 4949 www.GrantThornton.ca

We have issued our report dated December 22, 2011 with respect to the financial statement of APMEX Physical - 1 oz. Gold Redeemable Trust contained in the Registration Statement.  We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the captions “Auditors” and “Experts”.

Toronto, Ontario, Canada December 22, 2011	/s/ Grant Thornton LLP Chartered Accountants Licensed Public Accountants

Audit • Tax • Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd